EX‑35.4

(logo) Prudential

Prudential Asset Resources

Prudential Mortgage Capital Company

2100 Ross Avenue, Suite 2500, Dallas TX 75201

Tel 214 777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Attn: Commercial Mtg Servicing

MAC D1086

550 South Tryon Street, 14th Floor

Charlotte, NC 28202

RE: RBS Commercial Funding Inc., Commercial Mortgage Pass-Through Certificates, Series 2013-C15
Period: January 1, 2014 to December 31, 2014 (the "Reporting Period")

Annual Compliance Statement

I, Hal Collett, in my capacity as President and Managing Director  of Prudential  Asset Resources, Inc. (the "Company")  hereby certify  with  regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of August 1, 2013 pertaining to the above-referenced certificates, that:

(i)       a review of the activities of the Company under the Agreement during the period noted above, and of the performance  of the Company under the Agreement during the reporting  period  has been made under my supervision, and

(ii)     to the best of my knowledge, based on such review, the Company has fulfilled  all its obligations under the Agreement throughout the reporting period.

Effective as of March 19, 2015

/s/ Hal Collett
Hal Collett
President and Managing Director
Prudential Asset Resources, Inc.